Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2010 RESULTS

San Diego, CA, April 28, 2010 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2010. For the first quarter of 2010, the Company reported a net loss of $8.6 million, or $0.19 per share compared with a net loss of $19.7 million, or $0.51 per share, for the same period in 2009.

Revenues for the first quarter of 2010 were $0.8 million compared with $0.7 million for the same period last year. Revenue for both periods is primarily from amortization of the upfront licensing fee under the Dainippon Sumitomo Pharma, Ltd. collaboration.

Research and development expenses decreased to $7.6 million during the first quarter of 2010 compared with $10.8 million for the same period in 2009. The decrease in research and development expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with expense management efforts. This expense reduction was offset by higher external clinical development expenses primarily related to the elagolix program.

General and administrative expenses were $3.2 million for the first quarter of 2010 and $4.2 million during the same period last year. The decrease in general and administrative expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with ongoing expense management efforts.

Other income and expense changed from a loss of $0.5 million during the first quarter of 2009 to $1.5 million of income for the first quarter of 2010. The two million dollar difference resulted primarily from a $1.5 million loss from an other-than-temporary impairment recognized on auction rate securities in the first three months of 2009 and $0.6 million realized gain on the sale of one auction rate security in the first quarter of 2010.

Net loss for the first quarter of 2010 was $8.6 million, or $0.19 per share, compared to $19.7 million, or $0.51 per share, for the same period in 2009. This decrease in net loss was primarily due to a restructuring program in the second quarter of 2009 and expense management efforts during the first quarter of 2010 coupled with activities in the investment portfolio as discussed above.

The Company’s balance sheet on March 31, 2010 reflected total assets of $79.9 million, including cash, cash equivalents, and investments of $69.2 million compared with balances at December 31, 2009 of $70.8 million and $59.9 million, respectively.

The increase in cash and investments is due to a follow-on offering of 10.5 million shares of common stock that was completed during March 2010. The net proceeds from this common stock offering were approximately $21.4 million.

“All four of our clinical programs continue on track and each one will read out with important data over the next nine to twelve months. In particular, we are looking forward to the upcoming data from our elagolix Daisy PETAL study at the end of May. In addition, we have been able to significantly strengthen our balance sheet this past quarter through an equity offering, which added several high quality long-focused investment funds to our investor roster,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences.

Pipeline Highlights

Elagolix Update

The blinded treatment portion of the Daisy PETAL Study (0901) has been completed and the open label extension portion of the trial is proceeding well. As previously reported, the baseline data collected during the month prior to randomization indicate that the modified daily non-menstrual pain scale reflects a wider dynamic range of pain scores which was lacking in the previous version of the daily non-menstrual pelvic pain scale.

The mean baseline score using the previous scale in the Lilac PETAL Study (0702) was 0.83 (using the 0-3 scale on non-menstrual days), while preliminary Daisy PETAL Study data with the modified scale demonstrate a mean baseline score of approximately 1.4 (using the 0-3 scale on non-menstrual days), and nearly half of the non-menstrual days in the Daisy PETAL study are rated as moderate or severe.

The Company is in the process of reviewing and auditing the blinded data and completing the statistical programming and analysis and expects to unblind and report top-line data from the Daisy PETAL Study later in May 2010.

Urocortin 2 Update

The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, is enrolling patients with Acute Decompensated Heart Failure in study of urocortin 2.

Additionally, urocortin 2 studies are to be conducted by the Centre for Cardiovascular Sciences at The University of Edinburgh through a British Heart Foundation grant. Nine studies will be conducted in both healthy volunteers and patients with stable congestive heart failure to determine the impact of urocortin 2 infusions on biomarkers of cardiovascular function and dysfunction. The Edinburgh studies are anticipated to begin in 2010.

VMAT2 Update

The next step in the VMAT2 development program is to complete a multiple, repeated dose Phase I study in healthy male volunteers, and then initiate a proof-of-concept study in patients with tardive dyskinesia in late 2010.

Corticotropin Releasing Factor (CRF1) Receptor Antagonists Update

The CRF collaboration between Neurocrine and GlaxoSmithKline (GSK) has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders and irritable bowel syndrome.

GSK is running a multicenter randomized, double-blind, placebo-controlled trial designed to assess the safety and efficacy of 561679 in approximately 150 subjects with Major Depressive Disorder over six weeks of treatment. This study is scheduled to complete the treatment phase in June 2010, with top-line results available thereafter.

Additionally, Emory University of Atlanta and Mt. Sinai Medical Center in New York, in conjunction with GSK, have recently initiated a second Phase II clinical trial evaluating 561679 in women with post-traumatic stress disorder. This study is a randomized, double-blind, placebo-controlled trial which is expected to enroll approximately 150 patients for a six-week treatment period and is expected to take several years to complete.

Conference Call and Webcast Tomorrow, April 29th at 8:30AM Eastern Time

Neurocrine will hold a live conference call and webcast tomorrow, April 29th at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Participants can access the live conference call by dialing 800-894-5910(US) or 785-424-1052 (International) using the conference ID: 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com.

If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 800-723-0394 (US) or 402-220-2649 (International) using the conference ID: 7NBIX. The call will be archived for two weeks.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program, R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; risk that the CRF1 receptor antagonists being developed in collaboration with GSK will not proceed to later stage clinical trials and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2009. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except for loss per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenues:
Sponsored research and development	$23	$17
License fees and milestones	730	730

Total revenues	753	747

Operating expenses:
Research and development	7,576	10,848
General and administrative	3,199	4,195
Cease-use expense	147	4,828

Total operating expenses	10,922	19,871

Loss from operations	(10,169)	(19,124)

Other income and (expenses):
Interest income and other income (expense)	703	(1,377)
Gain on disposal of assets	830	836

Total other income (expense)	1,533	(541)

Net loss	$(8,636)	$(19,665)

Net loss per common share:
Basic and Diluted	$(0.19)	$(0.51)

Shares used in the calculation of net loss per common share:
Basic and Diluted	46,618	38,669

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Cash, cash equivalents and marketable securities	$66,199	$53,464
Other current assets	2,133	1,923

Total current assets	68,332	55,387

Property and equipment, net	2,236	2,695
Long-term investments	2,988	6,411
Restricted cash	6,327	6,325

Total assets	$79,883	$70,818

Current liabilities	$18,630	$19,961
Long-term liabilities	44,532	46,903
Stockholders’ equity	16,721	3,954

Total liabilities and stockholders’ equity	$79,883	$70,818